Exhibit 23.2

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:
(1) Registration Statements (Form S-8 No. 333-214402 and No. 333-187116) pertaining to the Era Group Inc. 2013 Employee Stock Purchase Plan, and
(2) Registration Statement (Form S-8 No. 333-186228) pertaining to the 2012 Share Incentive Plan of Era Group Inc.;
of our report dated March 8, 2018 (except Note 1 and Note 10, as to which the date is March 7, 2019), with respect to the consolidated financial statements of Era Group Inc. included in this Annual Report (Form 10-K) of Era Group Inc. for the year ended December 31, 2018.
/s/ Ernst & Young LLP

Houston, Texas
March 7, 2019